As filed with the Securities and Exchange Commission on July 19, 2007
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

I.D. SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	22-3270799
(State or other jurisdiction	(I.R.S. employer
of incorporation or organization)	identification number)

One University Plaza
Hackensack, New Jersey 07601
(Address of principal executive offices; zip code)

I.D. Systems, Inc. 2007 Equity Compensation Plan
(Full title of the plan)

Jeffrey M. Jagid
Chief Executive Officer
I.D. Systems, Inc.
One University Plaza
Hackensack, New Jersey 07601
(201) 996-9000
(Name, address and telephone number, including area code, of agent for service)

Copies to:

Steven M. Skolnick, Esq.
Lowenstein Sandler PC
65 Livingston Avenue
Roseland, New Jersey 07068
(973) 597-2500

Calculation of Registration Fee

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
common stock, par value $.01 per share	2,000,000 shares (1)	(2)	$23,642,850 (2)	$726
	1,957,500 shares (3)	$11.77 (4)	$23,039,775 (4)
	42,500 shares (5)	$14.19 (6)	$603,075 (6)

(1)
This registration statement is being filed with the Securities and Exchange Commission to register 2,000,000 shares of common stock, par value $.01 per share, of the registrant (“Common Stock”), which may be issued upon the exercise of stock options under the I.D. Systems, Inc. 2007 Equity Compensation Plan (the “Plan”), of which 42,500 shares may be issued upon exercise of stock options that have been issued under the Plan and 1,957,500 shares may be issued pursuant to options of awards that may be granted under the Plan. In addition to such shares, this registration statement covers additional shares of common stock as may be issuable pursuant to the anti-dilution provisions set forth in the Plan.

(2)
The proposed maximum offering price per share and the proposed maximum aggregate offering price are based on (i) estimates in accordance with Rule 457(c) and Rule 457(h)(1) of the Securities Act of 1933, as amended (the “Securities Act”), with respect to 1,957,500 shares of Common Stock, which may be issued upon the exercise of stock options or awards that may be issued under the Plan, and (ii) calculations in accordance with Rule 457(h)(1) of the Securities Act, with respect to 42,500 shares of Common Stock, which may be issued upon the exercise of stock options that have been issued under the Plan. See Footnote Nos. 4 and 6 below.

(3)
Represents an aggregate of 1,957,500 shares of Common Stock of the 2,000,000 shares of Common Stock with respect to which this registration statement relates, which may be issued pursuant to options or awards that may be granted under the Plan.

(4)
Estimated, in accordance with Rule 457(c) and Rule 457(h)(1) of the Securities Act, solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and the proposed maximum aggregate offering price are based on the average of the high and low prices for a share of Common Stock on the Nasdaq National Market on July 18, 2007, which is within five business days prior to the date of this registration statement.

(5)
Represents an aggregate of 42,500 shares of Common Stock of the 2,000,000 shares of Common Stock with respect to which this registration statement relates, which may be issued upon exercise of stock options that have been issued under the Plan.

(6)
Calculated in accordance with Rule 457(h)(1) of the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price have been calculated based on the weighted-average exercise price of stock options that have been granted under the Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required to be contained in the Section 10(a) prospectus is omitted from this registration statement pursuant to Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”), and the note to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

The Securities and Exchange Commission allows us to “incorporate” into this registration statement information we file with other documents. This means that we may disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this registration statement, and information we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below, except to the extent information in those documents is different from the information contained in this registration statement, and all future documents filed with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) until we terminate the offering of these shares:

(i) our Annual Report on Form 10-K for the year ended December 31, 2006;

(ii) our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007;

(iii) our Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 30, 2007, as amended on May 10, 2007; and

(iv) the description of our common stock under the caption “Description of Registrant’s Securities to be Registered” included in the Company’s Registration Statement on Form 8-A filed on June 10, 1999 with the SEC under Section 12 of the Exchange Act, as amended, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by us with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporate Law provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as the registrant, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

Our certificate of incorporation authorizes us to indemnify all persons permitted to be indemnified under Section 145 of the Delaware General Corporate Law, by bylaws, agreements or otherwise, to the fullest extent permitted under Delaware law.

Item 7. Exemption From Registration Claimed

Not applicable.

Item 8. Exhibits

The exhibits accompanying this registration statement are listed on the accompanying exhibit index.

Item 9. Undertakings

(a)    The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any acts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hackensack, State of New Jersey, on the 19th day of July, 2007.

I.D. SYSTEMS, INC.

/s/ Jeffrey M. Jagid

By:  Jeffrey M. Jagid
Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below under the heading “Name” constitutes and appoints Jeffrey M. Jagid and Ned Mavrommatis or either of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement and any related registration statement filed under Rule 462(b), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement or amendment thereto has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Jeffrey M. Jagid	Chief Executive Officer and Director	July 19, 2007
Jeffrey M. Jagid	(Principal Executive Officer)

/s/ Kenneth S. Ehrman	President, Chief Operating	July 19, 2007
Kenneth S. Ehrman	Officer and Director

/s/ Ned Mavrommatis	Chief Financial Officer	July 19, 2007
Ned Mavrommatis	(Principal Financial Officer and Principal Accounting Officer)

/s/ Beatrice Yormark	Director	July 19, 2007
Beatrice Yormark

/s/ Lawrence Burstein	Director	July 19, 2007
Lawrence Burstein

/s/ Michael Manaco	Director	July 19, 2007
Michael Monaco

EXHIBIT INDEX

Exhibit Number	Description
4.1	Restated Certificate of Incorporation of I.D. Systems, Inc. (incorporated herein by reference to I.D. Systems, Inc.'s Form SB-2 filed with the SEC on June 30, 1999).
4.2	Certificate of Amendment to Restated Certificate of Incorporation of I.D. Systems, Inc.
4.3	Amended and Restated By-Laws of I.D. Systems, Inc. (incorporated herein by Reference to I.D. Systems, Inc.’s Form SB-2 filed with the SEC on June 30, 1999).
4.4	I.D. Systems, Inc. 2007 Equity Compensation Plan
5.1	Opinion of Lowenstein Sandler PC.
23.1	Consent of Eisner LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Lowenstein Sandler PC (contained in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page of this registration statement).